Exhibit 99.1

For Immediate Release
Contact: Thomas F. Hoffman
(412) 831-4060

CONSOL Energy Elects Three Independent Board Members

PITTSBURGH (January 20, 2004) - CONSOL Energy Inc. (NYSE:CNX) has elected three independent members to its Board of Directors. They will serve until the next election of directors at the annual meeting of shareholders, expected to be in late 2004.

“We have added both breadth and depth to our Board of Directors,” said J. Brett Harvey, president and chief executive officer of CONSOL Energy Inc. “Each of our new directors brings skills and experience that are well-suited to the needs of the company.”

Those elected were:

William E. Davis, 61, of Skaneateles, New York. Mr. Davis has spent much of his career in the electric power industry, most recently as chairman of National Grid USA, a subsidiary of National Grid Transco, of London. He also served in a number of senior and executive management positions, including chairman and chief executive officer, at Niagara Mohawk Power Corporation. Mr. Davis also was the executive deputy commissioner of the New York State Energy.

William P. Powell, 47, of New Canaan, Connecticut. Mr. Powell currently is managing director of Williams Street Advisors, an investment banking advisory boutique. He had been Co-Head of Dillion Read’s Corporate Finance Department prior to the firm’s sale and subsequent merger with UBS AG. and remained in the Corporate Finance Department of the merged firm until he helped found Williams Street Advisors. Since 1993, he has been a director of Cytec Industries where he chairs the Governance Committee and serves on the Audit Committee.

Joseph T. Williams, 66, of Dallas, Texas. Following 18 years with Chevron Corp., Mr. Williams held chairman and chief executive officer positions with both private and publicly traded oil and natural gas exploration and production companies. He most recently was chairman and chief executive officer of DevX Energy, Inc., after serving as president and chief executive officer of MCN Investment Corporation.

CONSOL Energy Inc. is the largest producer of high-Btu bituminous coal in the United States. CONSOL Energy has 19 bituminous coal mining complexes in seven states. In addition, the company is one of the largest U.S. producers of coalbed methane with daily gas production of approximately 135 million cubic feet from wells in Pennsylvania, Virginia and West Virginia. The company also has a joint-venture company to produce natural gas in Virginia and Tennessee, and the company produces electricity from coalbed methane at a joint-venture generating facility in Virginia.

CONSOL Energy Inc. has annual revenues of $2.2 billion. It received the U.S. Department of the Interior’s Office of Surface Mining National Award for Excellence in Surface Mining for the company’s innovative reclamation practices in 2002 and 2003. Also in 2003, the company was listed in Information Week magazine’s “Information Week 500” list for its information technology operations. In 2002, the company received a U.S. Environmental Protection Agency Climate Protection Award. Additional information about the company can be found at its web site: www.consolenergy.com.

Forward-looking statements: CONSOL Energy is including the following cautionary statement to make applicable and take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 for any forward-looking statements made by, or on behalf of, CONSOL Energy. With the exception of historical matters, any matters discussed are forward-looking statements (as defined in Section 21E of the Exchange Act) that involve risks and uncertainties that could cause actual results to differ materially from projected results. These risks, uncertainties and contingencies include, but are not limited to, the following: effects of the amount of our debt compared to stockholders’ equity and recent changes in our credit ratings; results of an internal investigation in response to an anonymous letter recently received; results of one or more purported class action lawsuits against us and certain of our officers alleging that the defendants issued false and misleading statements to the public and seeking damages and costs; deterioration of our operating results in recent periods; our ability to comply with restrictions imposed by our senior credit facility; the success or failure of CONSOL Energy’s efforts to implement its business strategy; reliance on major customers and long-term contracts; the effects of market demand and price on performance; the ability to renew coal and gas sales agreements upon expiration; the price of coal and gas sold under any new sales agreements; fluctuating sales prices; contract penalties; actions of CONSOL Energy’s competitors and CONSOL Energy’s ability to respond to such actions; recent declines in the creditworthiness of our customer base; risks inherent in mining and gas production including geological conditions, mine and gas operations accidents; weather-related factors; results of litigation; the effects of government regulation; the risk of work stoppages; the risk of transportation disruptions that could impair CONSOL Energy’s ability to sell coal and gas; management’s ability to correctly estimate and accrue for contingent liabilities; and CONSOL Energy’s ability to identify suitable acquisition candidates and to successfully finance, consummate the acquisition of, and integrate these candidates as part of its acquisition strategy; and the effects of recent sales of our common stock on the market price of our common stock.

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